Exhibit 99.1

         ATP Achieves Record Quarterly Net Income and Revenue

    HOUSTON--(BUSINESS WIRE)--May 10, 2007--ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced first quarter 2007 results and provided an operations update.

    --  Achieved quarterly record net income of $0.92 per basic share;

    --  Achieved quarterly record revenue of $146.3 million;

    --  Expanded the Canyon Express Hub;

    --  Expanded the Gomez Hub;

    --  Expanded the Tors Hub;

    -- Lowered cost of capital by refinancing Libor + 4.75% second lien debt with first lien debt at Libor + 3.5% and improved financial strength by adding $191.5 million in liquidity.

    Results of Operations

    Natural gas and oil production increased 168% from 5.9 Bcfe (66 MMcfe/d) for the first quarter 2006 to 15.9 Bcfe (177 MMcfe/d). Natural gas, oil and condensate price realizations per Mcfe increased 19% from $7.62 for the first quarter 2006 to $9.11. The increase in price realizations primarily reflects improved cash flow hedges. Revenues from production increased 220% from $45.2 million for the first quarter 2006 to $144.7 million. The increase in revenue was principally due to the aforementioned increases in production and price realizations.

    Lease operating expenses (LOE) per Mcfe was $1.33, compared to $1.80 per Mcfe in the first quarter 2006. The decrease per Mcfe was primarily attributable to higher production levels during 2007 and the additional first quarter 2006 costs related to the 2005 hurricanes. General and administrative (G&A) expense increased $0.8 million to $8.8 million from the first quarter 2006. Included in G&A expense is $1.6 million in the first quarter 2007 and $2.2 million in the first quarter 2006 of non-cash stock based compensation. The G&A increase was primarily due to increased employee compensation and higher legal, professional and accounting fees. Depreciation, depletion, and amortization (DD&A) per Mcfe was $3.36 for the first quarter, compared to $2.91 for the first quarter 2006.

    ATP recorded net income available to common shareholders in the first quarter of $27.4 million or $0.92 per basic share and $0.89 per diluted share, compared to a net loss available to common shareholders of $9.9 million or $0.34 per basic and diluted share in the first quarter 2006.

    The company's selected operating statistics and financial information included within this press release contains additional information on activities for the first quarter and the comparable 2006 period.




                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   ---------  --------
Selected Operating Statistics

Production
 Natural gas (MMcf)                                   9,825     5,033
  Gulf of Mexico                                      6,138     4,426
  North Sea                                           3,687       607
 Oil and condensate (MBbls)                           1,012       150
  Gulf of Mexico                                      1,005       150
  North Sea                                               7         -
 Natural gas equivalents (MMcfe)                     15,896     5,935
  Gulf of Mexico                                     12,170     5,326
  North Sea                                           3,727       608

Average Prices (includes effect of cash
flow hedges)
 Natural gas (per Mcf)                                $9.15     $7.65
  Gulf of Mexico                                       8.47      7.40
  North Sea                                           10.29      9.48
 Oil and condensate (per Bbl)                         54.09     44.72
 Natural gas, oil and condensate (per Mcfe)            9.11      7.62

Other Expenses, per Mcfe
 Lease operating expense (per Mcfe)                   $1.33     $1.80
  Gulf of Mexico                                       1.27      1.85
  North Sea                                            1.49      1.36
 Depreciation, depletion and amortization (DD&A)       3.36      2.91
  Gulf of Mexico                                       3.11      2.82
  North Sea                                            4.18      3.67

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives
 (1)                                               $144,675   $45,225
Net income (loss)                                    27,434    (3,045)
Preferred dividends                                       -    (6,818)
Net income (loss) available to common shareholders   27,434    (9,863)

Net income (loss) per common share - basic            $0.92    $(0.34)
                                                   =========  ========
Net income (loss) per common share - diluted          $0.89    $(0.34)
                                                   =========  ========

Average number of common shares outstanding
 Basic                                               29,969    29,435
                                                   =========  ========
 Diluted                                             30,702    29,435
                                                   =========  ========
__________________
(1) See oil and gas revenue reconciliation on the last page of this press release.


    Acquisitions

    Gomez Hub Expansion - On January 23, 2007, ATP acquired, primarily through the granting of a limited net profits interest, a 100% working interest in Mississippi Canyon ("MC") 755 ("Anduin"), a 50% working interest in a prospect at MC 754 ("Anduin West"), and a 25% working interest in a prospect at MC 800 ("Gladden").

    Canyon Express Hub Expansion - On January 8, 2007, ATP completed the acquisition of a 50% working interest in MC Block 305 ("Aconcagua"), a 16.7% working interest in MC Block 348 ("Camden Hills"), and an additional 25.8% interest in Canyon Express Pipeline Common System ("Canyon Express"). Both Aconcagua (located in 6,820' of water) and Camden Hills (located in 7,112' of water), along with the company's King's Peak field, produce through the Canyon Express pipeline, in which ATP owns a 45.1% interest following this acquisition. In addition to the proved producing reserves, ATP completed this transaction primarily to acquire the undeveloped reservoirs of Aconcagua, for further study of Camden Hills, and to expand its interest in the Canyon Express Hub.

    Operations and Development

    North Sea

    Tors - Production commenced from the Garrow G1 well in February 2007. The G1 well, along with the Kilmar K1 and K2 wells, comprise the three producing wells at Tors. The Kilmar K3 well, which is scheduled to be drilled this summer, will be the fourth well at Tors and should increase field production capacity to approximately 80 MMcf/d net. At this time, ATP anticipates drilling additional wells, subject to reservoir performance.

    Wenlock - ATP is currently drilling the horizontal leg of the Wenlock W1 well in the productive horizon. The W1 well is expected to be completed before the end of the second quarter with first production scheduled this summer.

    Gulf of Mexico Deepwater

    Gomez Hub - Immediately following the acquisition of Anduin, ATP moved a semi-submersible drilling rig on location to reenter, sidetrack and complete the MC 755 #2 ST1 well. The operation was successful and the well will be tied back to the ATP Innovator and placed on production this summer.

    ATP is currently drilling the second stage of the MC 711 #8 well and is targeting proved, probable, and logged hydrocarbons in the northern portion of the MC 711 block. The first stage of the well targeted an extension opportunity in an adjacent fault block on MC
667. This zone contained an insufficient amount of pay and has been deemed non-commercial. As a result, ATP expects to record exploration expense of approximately $10 million in the second quarter for the portion of the well attributable to MC 667. The development well should be completed by the second quarter and placed on production this summer.

    Production commenced from the MC 711 #5 well located in the northern portion of the block in March 2007. This well brought field production to approximately 115 MMcfe/d net, meeting the current processing capacity of the ATP Innovator. ATP intends to expand the capacity of the ATP Innovator to approximately 200 MMcfe/d this summer. The facility upgrade should take roughly 30 to 45 days and involves installing a second natural gas compression and processing module on the platform and redesigning the subsea architecture to accommodate additional wells, including the Anduin discovery (MC 755 #2 ST1) and the second northern well at MC 711 (MC 711 #8).

    Telemark Hub (MC 941/942 and Atwater Valley 63) - The hull and topsides construction of the MinDOC are progressing. The well design and planning are also underway. The MinDOC sail-out is scheduled for summer 2008 with first production late in 2008.

    Gulf of Mexico Shelf

    Ship Shoal ("SS") 351 - Two successful wells were drilled during 2007. Based on these results, the company intends to drill up to three additional wells before beginning completion operations. SS 351 will be tied back to ATP's SS 358 platform and is scheduled to commence production late in the second quarter.

    South Timbalier ("ST") 77 - ATP drilled the ST 77 #6 extension well. This well found proved reserves in the adjacent fault block from ATP's ST 77 #4 well and commenced production on March 15, 2007.

    High Island ("HI") A-589 - The jacket and topsides construction are underway with installation of the platform scheduled for July 2007. The platform rig from SS 351 will move to HI A-589 once the drilling program at SS 351 is complete. There are up to two wells planned for HI A-589 with first production expected late 2007 or early 2008.

    Capital Resources and Liquidity

    During the first quarter, ATP expanded and improved the terms of its first lien term loans. The expansion resulted in $191.5 million of incremental proceeds. The company refinanced its $175.0 million second lien term loan with first lien term loan proceeds at an annual interest savings of 1.25% or $2.2 million. The interest rate of LIBOR + 3.5% and maturity of April 14, 2010 of the first lien term loan remains unchanged. The amendment also allows for a pre-agreement for an MLP structure of up to $500 million.

    Cash flow from operating activities was $84.2 million during the first quarter, compared to $28.8 million in cash flow from operating activities for the same 2006 period. Cash flow from operating activities prior to changes in assets and liabilities, a non-GAAP measure frequently used by research analysts, was $96.2 million for the first quarter, compared to $19.5 million for the same 2006 period. A non-GAAP reconciliation of cash flow from operating activities prior to changes in assets and liabilities can be found near the end of this press release.

    At March 31, 2007, ATP had working capital of $127.4 million, compared to $77.5 million at December 31, 2006. ATP had $261.7 million in cash and cash equivalents on hand at March 31, 2007, compared to $182.6 million in cash and cash equivalents at December 31, 2006. Cash paid for acquisition and development activities for the three months ended March 31, 2007 was $169.5 million, compared to $96.1 million in the same 2006 period.

    ATP has been active in the derivatives market this year. Since the beginning of 2007, the company has purchased crude oil puts and entered into crude oil and natural gas fixed forward sales representing approximately 64 Bcfe of production at an average hedge price of $8.71/Mcfe. In total for 2007, 2008, and 2009, ATP has 112 Bcfe hedged at an average price of $9.22/Mcfe, representing potential future revenue of more than $1.0 billion. A complete listing of the company's hedge positions can be found near the end of this press release.

    1st Quarter 2007 Conference Call

    ATP Oil & Gas Corporation will host a live conference call on Thursday, May 10th at 10:00 am central time. Chairman and President T. Paul Bulmahn, Senior Vice President Gerald W. Schlief, Chief Operating Officer Leland E. Tate and Chief Financial Officer Albert L. Reese, Jr. will discuss the company's first quarter results followed by a Q&A session.

    Date: Thursday, May 10, 2007

    Time: 11:00 am ET; 10:00 am CT; 9:00 am MT and 8:00 am PT

    ATP invites interested persons to listen to the live Internet webcast on the company's website, www.atpog.com, linking through the Investor Info page and the Conference Calls link. Phone participants should dial (888) 802-2266. The audio download file in MP3 format will be released within 48 hours of the call. A digital replay of the conference call will be available at (888) 203-1112, ID number 3595344, for a period of 24 hours beginning at 1:00 pm CT, and the webcast will be archived for 30 business days at www.atpog.com.

    About ATP Oil & Gas

    ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas, visit www.atpog.com.

    Forward-looking Statements

    Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.



                     CONSOLIDATED BALANCE SHEETS
                            (In Thousands)

                                             March 31,   December 31,
                                               2007          2006
                                           ------------- -------------
                  Assets

Current assets:
 Cash and cash equivalents                     $261,749      $182,592
 Restricted cash                                 27,556        27,497
 Accounts receivable (net of allowances of
  $382 and $409)                                 91,231       105,030
 Deferred tax asset                               8,112         1,113
 Derivative asset                                   367         1,170
 Other current assets                            10,012         9,931
                                           ------------- -------------
  Total current assets                          399,027       327,333
                                           ------------- -------------

Oil and gas properties:
 Oil and gas properties (using the
  successful efforts
  method of accounting)                       1,792,150     1,539,352
 Less: Accumulated depletion, impairment
  and amortization                             (497,287)     (443,707)
                                           ------------- -------------
  Oil and gas properties, net                 1,294,863     1,095,645
                                           ------------- -------------

Furniture and fixtures, net                       1,096         1,079
Deferred tax asset                                1,515             -
Deferred financing costs, net                    20,542        13,272
Other assets, net                                 9,571         9,729
                                           ------------- -------------
                                                 32,724        24,080
                                           ------------- -------------
  Total assets                               $1,726,614    $1,447,058
                                           ============= =============

   Liabilities and Shareholders' Equity

Current liabilities:
 Accounts payable and accruals                 $220,252      $195,846
 Current maturities of long-term debt            12,737         8,987
 Current maturities of long-term capital
  lease                                               -        23,699
 Asset retirement obligation                     20,142        21,297
 Other current liabilities                       18,465             -
                                           ------------- -------------
  Total current liabilities                     271,596       249,829

Long-term debt                                1,255,520     1,062,454
Asset retirement obligation                     100,738        87,092
Deferred tax liability                           27,511        11,765
Other long-term liabilities and deferred
 obligations                                      4,765             -
                                           ------------- -------------
  Total liabilities                           1,660,130     1,411,140
                                           ------------- -------------

Shareholders' equity:
 Preferred stock: $0.001 par value                    -             -
 Common stock: $0.001 par value                      30            30
 Additional paid-in capital                     153,251       151,467
 Accumulated deficit                           (113,247)     (140,681)
 Accumulated other comprehensive income          27,361        26,013
 Treasury stock, at cost                           (911)         (911)
                                           ------------- -------------
  Total shareholders' equity                     66,484        35,918
                                           ------------- -------------
  Total liabilities and shareholders'
   equity                                    $1,726,614    $1,447,058
                                           ============= =============




                    CONSOLIDATED INCOME STATEMENTS
               (In Thousands, Except Per Share Amounts)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   ---------  --------

Oil and gas revenues                               $144,749   $45,245
Other revenues                                        1,598         -
                                                   ---------  --------
 Total revenues                                     146,347    45,245
                                                   ---------  --------

Costs and operating expenses:
 Lease operating                                     21,069    10,693
 Exploration                                            731       141
 General and administrative                           8,768     7,985
 Depreciation, depletion and amortization            53,400    17,270
 Accretion                                            2,960     1,547
 Loss on abandonment                                     77        55
                                                   ---------  --------
  Total costs and operating expenses                 87,005    37,691
                                                   ---------  --------
Income from operations                               59,342     7,554
                                                   ---------  --------

Other income (expense):
 Interest income                                      2,068       573
 Interest expense                                   (26,799)  (11,172)
                                                   ---------  --------
  Total other income (expense)                      (24,731)  (10,599)
                                                   ---------  --------

Income (loss) before income taxes                    34,611    (3,045)
                                                   ---------  --------
Income tax expense:
 Current                                                (56)        -
 Deferred                                            (7,121)        -
                                                   ---------  --------
  Total                                              (7,177)        -
                                                   ---------  --------

Net income (loss)                                   $27,434   $(3,045)
                                                   =========  ========

Preferred dividends                                       -    (6,818)
                                                   ---------  --------

Net income (loss) available to common shareholders  $27,434   $(9,863)
                                                   =========  ========
Net income (loss) per common share:
 Basic                                                $0.92    $(0.34)
                                                   =========  ========
 Diluted                                              $0.89    $(0.34)
                                                   =========  ========

Weighted average common shares outstanding:
 Basic                                               29,969    29,435
                                                   =========  ========
 Diluted                                             30,702    29,435
                                                   =========  ========




                     CONSOLIDATED CASH FLOW DATA
                            (In Thousands)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------

Cash flows from operating activities:
 Net income (loss)                                  $27,434   $(3,045)
 Adjustments to operating activities                 68,722    22,583
 Changes in assets and liabilities                  (11,973)    9,306
                                                   --------- ---------
Net cash provided by operating activities            84,183    28,844
                                                   --------- ---------

Cash flows from investing activities:
 Additions to oil and gas properties               (169,485)  (96,077)
 Additions to furniture and fixtures                   (154)      (76)
 Increase in restricted cash                            (14)      (38)
                                                   --------- ---------
Net cash used in investing activities              (169,653)  (96,191)
                                                   --------- ---------

Cash flows from financing activities:
 Proceeds from long-term debt                       375,000         -
 Principal payments of long-term debt              (178,184)     (875)
 Deferred financing costs                            (8,445)        -
 Issuance of preferred stock, net of related costs        -   145,463
 Principal payments of capital lease                (23,950)   (2,089)
 Exercise of stock options                              230     1,200
                                                   --------- ---------
Net cash provided by financing activities           164,651   143,699
                                                   --------- ---------

Effect of exchange rate changes on cash                 (24)   (3,852)
                                                   --------- ---------

Net increase (decrease) in cash and cash
 equivalents                                         79,157    72,500
Cash and cash equivalents, beginning of period      182,592    65,566
                                                   --------- ---------

Cash and cash equivalents, end of period           $261,749  $138,066
                                                   ========= =========




            Hedges, Derivatives and Fixed Price Contracts

                                              2007
                             ---------------------------------------
                               1Q      2Q      3Q      4Q      FY
                             ------- ------- ------- ------- -------
  Gulf of Mexico
   Fixed Forwards
    Natural Gas
     Volumes (MMMBtu)         2,255   3,175   2,740   3,648  11,818
     Price ($/MMBtu)          $9.81   $8.17   $8.24   $8.40   $8.57
    Crude Oil
     Volumes (MBbls)            297     346     396     396   1,434
     Price ($/Bbl)           $69.61  $70.74  $70.90  $70.90  $70.60
    Equivalents
     Volumes
      (MMMBtue)               4,037   5,250   5,114   6,022  20,422
     Price ($/MMBtue)        $10.60   $9.60   $9.90   $9.74   $9.92

  Puts
   Crude Oil
    Volumes (MBbls)             585      91      92      92     860
    Floor Price
     ($/Bbl)                 $57.88  $60.00  $60.00  $60.00  $58.56

  North Sea
   Fixed Forwards
    Natural Gas
     Volumes (MMMBtu)         2,700     910     920   5,520  10,050
     Price ($/MMBtu)         $12.69   $8.02   $8.02   $9.19   $9.92

            Hedges, Derivatives and Fixed Price Contracts

                                                2008
                     -------------------------------------------------
                                 1Q      2Q      3Q      4Q      FY
                     ----------------- ------- ------- ------- -------
  Gulf of Mexico
   Fixed Forwards
    Natural Gas
     Volumes (MMMBtu)           4,078   3,625   2,740   2,745  13,188
     Price ($/MMBtu)            $8.45   $7.98   $8.09   $8.43   $8.24
    Crude Oil
     Volumes (MBbls)              273     273     276     276   1,098
     Price ($/Bbl)             $70.76  $70.76  $70.76  $70.76  $70.76
    Equivalents
     Volumes
      (MMMBtue)                 5,716   5,263   4,396   4,401  19,776
     Price ($/MMBtue)           $9.41   $9.17   $9.49   $9.69   $9.43

  Puts
   Crude Oil
    Volumes (MBbls)               619     619     626     626   2,489
    Floor Price
     ($/Bbl)                   $54.68  $54.68  $54.68  $54.68  $54.68

  North Sea
   Fixed Forwards
    Natural Gas
     Volumes (MMMBtu)           5,460   3,640   3,680   4,140  16,920
     Price ($/MMBtu)            $9.45   $6.49   $6.49   $8.95   $8.05




                                                2009
                               ---------------------------------------
                                 1Q      2Q      3Q      4Q      FY
                               ------- ------- ------- ------- -------
 Gulf of Mexico
  Fixed Forwards
   Natural Gas
    Volumes (MMMBtu)            2,700   1,815   1,830   1,830   8,175
    Price ($/MMBtu)             $8.60   $7.56   $7.57   $8.10   $8.03
   Crude Oil
    Volumes (MBbls)               180     182     184     184     730
    Price ($/Bbl)              $66.23  $66.23  $66.23  $66.23  $66.23
   Equivalents
    Volumes (MMMBtue)           3,780   2,907   2,934   2,934  12,555
    Price ($/MMBtue)            $9.29   $8.87   $8.87   $9.21   $9.08

 Puts
   Crude Oil
    Volumes (MBbls)               369     373     377     377   1,497
    Floor Price ($/Bbl)        $54.00  $54.00  $54.00  $54.00  $54.00

 North Sea
  Fixed Forwards
   Natural Gas
    Volumes (MMMBtu)            3,150       -       -       -   3,150
    Price ($/MMBtu)             $8.30      $-      $-      $-   $8.30





 ---------------------------------------------------------------------
 Exchange rate = 1.9997 USD/GBP
 The above are hedges, derivatives and fixed price contracts that are currently in effect or have settled prior to such date.

 Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
 ---------------------------------------------------------------------

 Recent North Sea Gas Swaps:
  March 29, 2007: 5,000 MMBtu/d October 2008 to March 2009 at GBP
   4.64/MMBtu

 Recent Gulf of Mexico Oil Puts:
  April 13, 2007: 4,100 Bbls/d January 2008 to December 2009 floor at
   $54.00 /Bbl
  April 13, 2007: 2,000 Bbls/d January 2008 to December 2008 floor at
   $55.50 /Bbl
  April 13, 2007: 700 Bbls/d January 2008 to December 2008 floor at
   $56.30 /Bbl


                Oil and Gas Revenue Reconciliation (1)

                            (In Thousands)



                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                      2007     2006
                                                    --------- --------

Oil and gas revenues, including the effects of
 settled derivatives (1)                            $144,675  $45,225
Hedging ineffectiveness and other (2)                     74       20
                                                    --------- --------
Oil and gas revenue per income statements           $144,749  $45,245
                                                    ========= ========


    (1) Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. The total of oil and gas revenues, including the effects of settled derivative activities, is presented because of its acceptance as an indicator of the Company's realized cash flow from its oil and gas production during the period for which it is presented.

    (2) Hedging ineffectiveness is the portion of gains (losses) on derivatives that is based on imperfect correlations to benchmark oil and natural gas prices.



                 Cash Flow From Operating Activities
                            (In Thousands)


                                                       Three Months
                                                           Ended
                                                         March 31,
                                                     -----------------
                                                      2007     2006
                                                     -------- --------
Cash flows from operating activities:
 Net income (loss)                                   $27,434  $(3,045)
 Adjustments to operating activities                  68,722   22,583
                                                     -------- --------
 Cash flows from operating activities
 before changes in assets and liabilities             96,156   19,538
 Changes in assets and liabilities                   (11,973)   9,306
                                                     -------- --------
Net cash provided by operating activities            $84,183  $28,844
                                                     ======== ========


    CONTACT: ATP Oil & Gas
             T. Paul Bulmahn, Chairman and President
             Albert L. Reese Jr., Chief Financial Officer
             713-622-3311
             www.atpog.com